Exhibit 10.58

SALARY CONTINUATION AGREEMENT

This Agreement is made and entered into this 22nd day of June, 2002, by and between Central California Bank, a California banking corporation (the “Employer”), and Frederick Rowden, an individual residing in the State of California (hereinafter referred to as the “Executive”).

RECITALS

WHEREAS, the Executive is an employee of the Employer and is serving as its President and Chief Executive Officer;

WHEREAS, the Executive’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain salary continuation benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Employer’s employment; and

WHEREAS, the Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive, or to the Executive’s spouse or the Executive’s designated beneficiaries, as the case may be;

NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:

AGREEMENT

1.                                      Terms and Definitions.

1.1.                            Administrator.  The Employer shall be the “Administrator” and, solely for the purposes of ERISA, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.2.                            Annual Benefit.  The term “Annual Benefit” shall mean an annual sum of fifty thousand dollars ($50,000) multiplied by the Applicable Percentage (defined below) and then reduced to the extent required: (i) under the other provisions of this Agreement; (ii) by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; and (iii) in order for the Employer to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (eg., FICA, FUTA, SDI).

1.3.  Applicable Percentage.  The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto which is adjacent to the number of complete years (with a “year” being the performance of personal services for or on behalf of the Employer as an employee for a period of 365 days) which have elapsed starting from the Effective Date of this Agreement and ending on the date the Executive’s employment is terminated for purposes of this Agreement.

1.4.                            Beneficiary.  The term “beneficiary” or “designated beneficiary” shall mean the person or persons whom the Executive shall designate in a valid Beneficiary Designation, a copy of which is attached hereto as Exhibit “B”, to receive the benefits provided hereunder.  A Beneficiary Designation shall be valid only if it is in the form attached hereto and made a part hereof and is received by the Administrator prior to the Executive’s death.

1.5.                            The Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.6.                            Disability/Disabled.  The term “Disability” or “Disabled” shall have the same meaning given such term in the principal disability insurance policy covering the Executive, which is incorporated herein by reference.  In the event the Executive is not covered by a disability policy containing a definition of “Disability” or “Disabled,” these terms shall mean an illness or incapacity which, having continued for a period of one hundred and eighty (180) consecutive days, prevents the Executive from adequately performing the Executive’s regular employment duties.  The determination of whether the Executive is Disabled shall be made by an independent physician selected by mutual agreement of the parties.

1.7.                            Effective Date.  The term “Effective Date” shall mean August 1, 2001.

1.8.                            ERISA.  The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9.                            Plan Year.  The term “Plan Year” shall mean the Employer’s calendar year.

1.10.                     Retirement.  The term “Retirement” or “Retires” shall refer to the date on which the Executive attains the age of at least sixty-seven (67) and acknowledges in writing to the Employer to be the last day he will provide any significant personal services, whether as an employee, director or independent consultant or contractor, to the Employer.  For purposes of this Agreement, the phrase “significant personal services” shall mean more than ten (10) hours of personal services rendered to one or more individuals or entities in any thirty (30) day period.

1.11                        Sale of Business.  The term “Sale of Business” shall mean any (i) merger, consolidation or reorganization of the Employer’s parent or Western Sierra Bancorp (“Parent”) in which (A) the Parent does not survive or (B) the Parent survives with a resulting change in beneficial ownership of the Parent of more than 50% of the voting shares of the Parent, (ii) sale of more than 50% of the beneficial ownership of the voting shares of the Parent to any person or group of persons acting in concert, or (iii) transfer or sale of more than 50% of the total market value of the assets of the Parent as reflected in the most recent published balance sheet of the Parent to another corporation that is not a wholly-owned subsidiary of the Parent.  Notwithstanding anything to the contrary, the merger of Employer with the Parent or any subsidiary of the Parent shall not be deemed a “Sale of Business.”

1.12.                     Surviving Spouse.  The term “Surviving Spouse” shall mean the person, if any, who shall be legally married to the xecutive on the date of the Executive’s death.

1.13.                     Termination for Cause.  The term “Termination for Cause” shall mean the termination of the Executive by the Employer upon the occurrence of any of the following events:

(i) the Executive is convicted of illegal activity by a court of competent jurisdiction or pleads guilty to or nolo contendere to illegal activity, which activity materially adversely affects the  Employer’s reputation in the community or which evidences the lack of the Executive’s fitness or ability to perform the Executive’s duty as determined by the Board of Directors in good faith;

(ii) the Executive has committed any illegal or dishonest act which would cause termination of coverage under the Employer’s Bankers’ Blanket Bond as to the Executive, as distinguished from termination of coverage as to the Employer as a whole;

(iii) the Executive materially fails to perform, or habitually neglects, the Executive’s duties or commits a material act of malfeasance or misfeasance in connection therewith;

(iv) an action is commenced by any bank regulatory agency having jurisdiction, to remove or suspend the Executive from office, or a cease and desist order under 12 U.S.C. 1818(b) or any similar Federal or state statute is issued against the Executive or the Employer which calls for the Executive’s suspension or removal from office;

(v) deliberate or repeated disregard of the policies and rules of the Employer as adopted by the Employer’s board of directors;

(vi) unauthorized use or disclosure of any of the trade secrets or confidential information of the Employer or Parent;

(vii) competition with the Employer or the Parent or any of Parent’s subsidiaries (collectively referred to “WSB Group”), inducement of any customer of any entity in the WSB Group to breach a contract with any entity in the WSB Group or inducement of any employee or agent of any entity in the WSB Group to terminate his or her employment or agency relationship with such entity in the WSB Group;

(vii) gross negligence adversely impacting the Employer or the Parent; or

(viii) willful breach of this Agreement or any other willful misconduct.

2.                                      Scope, Purpose and Effect.

2.1.                            Contract of Employment.  Although this Agreement is intended to provide the Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Executive’s employment.  This Agreement shall have no impact or effect upon any separate written employment agreement which the Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said employment agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect upon, nor be affected by, the terms and provisions of said employment agreement.

2.2.                            Fringe Benefit.  The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase.  The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3.                                      Payments Upon or After Retirement.

3.1.                            Payments Upon Retirement.  If the Executive shall remain in the continuous employment of the Employer until Retirement, the Executive shall be entitled to be paid the Annual Benefit, with the Applicable Percent equal to 100% for a period of fifteen (15) years, in one hundred eighty (180) equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Executive Retires or upon such later date as may be mutually agreed upon in writing by the Executive and the Employer in advance of said Retirement Date.

3.2.                            Payments in the Event of Death After Retirement.  The Employer and Executive  agree that if the Executive Retires, but shall die before receiving all of the one hundred eighty (180) monthly payments described in paragraph 3.1 above, the Employer will make the remaining monthly payments, undiminished and on the same schedule as if the Executive had not died, to the Executive’s designated beneficiary.  If a valid Beneficiary Designation is not in effect, then the remaining amounts due to the Executive under the term of this Agreement shall be paid to the Executive’s Surviving Spouse.  If the Executive leaves no Surviving Spouse, the remaining amounts due to the Executive under the terms of this Agreement shall be paid to the duly qualified personal representative, executor or administrator of the Executive’s estate.

4.                                      Payments in the Event Death or Disability Occurs Prior to Retirement.

4.1.                            Payments in the Event of Death Prior to Retirement.  In the event the Executive should die while actively employed by the Employer at any time after the Effective Date of this Agreement, but prior to Retirement, the Employer agrees to pay the Annual Benefit with the Applicable Percentage equal to 100% for a period of fifteen (15) years in one hundred eighty (180) equal monthly installments, with each installment to be paid on the first of each month beginning with the month following the Executive’s death, to the Executive’s designated beneficiary.  If a valid Beneficiary Designation is not in effect, then the amounts due to the Executive under the terms of this Agreement shall be paid to the Executive’s Surviving Spouse.  If the Executive leaves no Surviving Spouse, the amounts due to the Executive under the terms of this Agreement shall be paid to the duly qualified personal representative, executor or administrator of the Executive’s estate.

4.2.                            Payments in the Event of Disability Prior to Retirement.  In the event the Executive becomes Disabled while actively employed by the Employer at any time after the Effective Date of this Agreement and remains Disabled at the earliest applicable commencement date of payments pursuant to this Paragraph 4.2, the Executive shall: (i) continue to be treated during such period of Disability as being gainfully employed but not actively employed by the Employer and shall not have any applicable years of service added during the time of disability for the purpose of determining the Annual Benefit; and (ii) be entitled to be paid the Annual Benefit, with the Applicable Percentage as set forth in Schedule A and as determined by the applicable years of service at the time of disability, for fifteen (15) years in one hundred eighty (180) equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the earlier of (1) the month in which the

Executive attains sixty-seven (67) years of age; or (2) the date upon which the Executive is no longer entitled to receive Disability benefits under the Executive’s principal Disability insurance policy and does not, at such time, return to and thereafter fulfill the responsibilities associated with the employment position held with the Employer prior to becoming Disabled by reason of such Disability continuing.

The Employer agrees that if the Executive shall die before receiving all of the one hundred eighty (180) monthly payments described in this paragraph 4.2, the Employer will make the remaining monthly payments to Executive’s designated beneficiary.  If a valid beneficiary designation is not in effect, then the remaining payments due to Executive shall be paid to Executive’s Surviving Spouse.  If the Executive leaves no Surviving Spouse, the remaining amounts due to Executive shall be paid to the duly qualified personal representative, executor, or administrator of the Executive’s estate.

If the Executive dies after becoming Disabled and prior to being paid benefits pursuant to the prior paragraph, the Employer will pay to Executive’s designated beneficiary the Annual Benefit, with the Applicable Percentage as set forth in Schedule A and as determined by the applicable years of service at the time of the Disability, for a period of (15) years in equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the date of Executive’s death.  If a valid Beneficiary Designation is not in place, then the payments due to the Executive under this paragraph shall be paid to the Executive’s Surviving Spouse.  If Executive leaves no Surviving Spouse, the payments due to Executive under this paragraph shall be paid to the duly qualified personal representative, executor, or administrator of the Executive’s estate.

5.                                      Payments in the Event Employment is Terminated Other than by Death, Disability, Termination for Cause or Retirement.

As indicated in Paragraph 2 above, the Employer reserves the right to terminate the Executive’s employment, with or without cause but subject to any written employment agreement which may then exist, at any time prior to the Executive’s Retirement.  In the event that the employment of the Executive shall be terminated for any reason, including voluntary termination by the Executive, but other than by reason of (i) Disability except as provided in Paragraph 4.2, (ii) death, (iii) Termination for Cause, (iv) Retirement or (v) termination for Sale of Business, the Executive or his legal representative shall be entitled to be paid the Annual Benefit, with the Applicable Percentage as set forth in Schedule A and as determined by the applicable years of service at the time of termination of employment with the Employer, for a period of 15 years in 180 equal monthly installments, with each installment to be paid on the first day of each month, beginning with the month following the month in which the Executive terminates employment and attains age 67, provided however in the event the Executive dies before receiving all of the 180 payments, the Employer agrees to make the payments, undiminished and on the same schedule as if the Executive had not died, to the Executive’s designated beneficiary and if a valid Beneficiary Designation is not in place, then the payments shall be paid to the Executive’s Surviving Spouse, and if there is neither a valid Beneficiary Designation nor Surviving Spouse, the payments shall be paid to the duly qualified personal representative, executor, or administrator of the Executive’s estate.  In the event Executive is entitled to benefit payments pursuant to this Paragraph 5 and dies prior to age 67, then such benefits, undiminished and on the same schedule as if the Executive had not died, are to be paid beginning with the month following the Executive’s death to Executive’s designated beneficiary and if a valid Beneficiary Designation is not in place, then the payments shall be paid to the Executive’s Surviving Spouse, and if there is neither a valid Beneficiary Designation nor Surviving Spouse, the payments shall be paid to the duly qualified personal representative, executor, or administrator of the Executive’s estate.

Notwithstanding anything to the contrary, the Executive shall not be entitled to be paid any benefit pursuant to the prior paragraph if Executive voluntarily terminates employment with the Employer prior to the end of the second anniversary of the Effective Date.

5.1                               Termination in a Sale of Business.  In the event there is a Sale of Business and the Executive does not have a written agreement in place for continued employment for a term of at least two years beginning from the time of the completion of the Sale of Business, in a position at least equivalent to an executive vice president of Employer and at least at the same then base salary of Executive, then the Executive shall be entitled to be paid in cash in a lump sum on the date of the consummation of the Sale of Business, the present value of the aggregate amount of the Annual Benefit, with the Applicable Percentage as set forth in Schedule A and as determined by the applicable years of service of the Executive at the time of the consummation of the Sale of Business plus an additional three years of service, being paid for a period of fifteen (15) years in one hundred eighty (180) monthly installments beginning on the first day of the month following the consummation of the Sale of Business.  The present value of the amount shall be determined using the long term monthly Applicable Federal Rate at the time of the consummation of the Sale of Business.

Notwithstanding the prior paragraph, no payment shall be made to Executive pursuant to this Agreement to the extent that such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280G of the Code.

If the Internal Revenue Service or any other tax authority makes any claim, demand or assessment in any form based directly or indirectly, in whole or in part, on the allegation that any payment under this Agreement and/or any other payment by Employer to or for the benefit of the Executive at any time constitutes a “parachute payment” under Section 280G of the Code or any similar or successor provision of federal or state law, Executive agrees that Employer, its successors and assigns shall have no obligation, whether for defense, indemnification, reimbursement or otherwise, with respect to such claim, demand or assessment.

Notwithstanding anything to the contrary, no benefit payments provided in this Paragraph 5.1 shall be made to Executive, Executive’s designated beneficiary, Surviving Spouse or Executive’s estate if the Executive is entitled to benefits provided by any other Paragraph of this Agreement.

6.                                      Termination for Cause.

Notwithstanding anything to the contrary, in the event the termination of employment of the Executive is Termination for Cause as defined in Paragraph 1.13, the Executive shall not be entitled to any benefits pursuant to this Agreement.

7.                                      No Ownership Rights to the Employer’s Assets.

The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, the Executive’s spouse or the Executive’s beneficiaries under the terms of this Agreement (“Benefits”).  The rights of the Executive or any beneficiary of the Executive under this Agreement shall be solely those of an unsecured creditor of the Employer.

In the event that the Employer, in its sole and absolute discretion, elects to acquire an insurance policy, an annuity or any other asset to recoup the costs or any portion thereof of the Benefits, then such insurance policy, annuity or other asset shall not be deemed to be held under any trust for the benefit of the Executive or his beneficiaries or to be security for the performance of the obligations of the Employer under this Agreement, but shall be, and remain, a general unpledged, unrestricted asset of the Employer.  The Executive and his beneficiaries shall have no rights whatsoever with respect to, or any claim against, any such insurance policy, annuity or other asset.  In connection with the Employer electing to acquire any such insurance policy or annuity, the Executive agrees to cooperate to facilitate such acquisition, and pursuant thereto shall execute such documents and undergo such medical examinations or tests as the Employer may reasonably request.

8.                                      Claims Procedure.

The Employer shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement.  Consistent therewith, the Employer shall make all determinations as to the rights to benefits under this Agreement.  Any decision by the Employer denying a claim by the Executive, the Executive’s spouse, or the Executive’s beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Executive, the Executive’s spouse or the Executive’s beneficiary, as the case may be.  Such decision shall set forth the specific reasons for the denial of a claim.  In addition, the Employer shall provide the Executive, the Executive’s spouse or the Executive’s beneficiary with a reasonable opportunity for a full and fair review of the decision denying such claim.

9.                                      Status of an Unsecured General Creditor.

Notwithstanding anything contained herein to the contrary: (i) neither the Executive, the Executive’s spouse nor the Executive’s beneficiary shall have any legal or equitable rights, interests or claims in or to any specific property or assets of the Employer; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Executive, the Executive’s spouse or the Executive’s beneficiary or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the

Executive, the Executive’s spouse and the Executive’s beneficiary shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

10.                               Covenant Not to Interfere.

The Executive agrees not to take any action which prevents the Employer from collecting the proceeds of any life insurance policy which the Employer may happen to own at the time of the Executive’s death and of which the Employer is the designated beneficiary.

11.                               Miscellaneous.

11.1.  Opportunity to Consult with Independent Counsel.  The Executive acknowledges that he has been afforded the opportunity to consult with independent counsel of his choosing regarding both the benefits granted to him under the terms of this Agreement and the terms and conditions which may affect the Executive’s right to these benefits.  The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

11.2.  Arbitration of Disputes.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in the location nearest to Cameron Park.  In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), located in or nearest to Cameron Park., shall conduct the binding arbitration referred to in this Paragraph.  Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary).  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA.  Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof.  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure.  Any arbitration hereunder shall be conducted in the Sacramento area, unless otherwise agreed to by the parties.

11.3.  Attorneys’ Fees.  In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein.  The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

11.4.  Notice.  Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employe:

Central California Bank

14685 Mono Way

Sonora, California 95370

Attention: David Thornton

Chairman of the Board

also to:

Western Sierra Bancorp

4070 Plaza Goldorado Circle

Cameron Park, California 95682

Attention: Charles Bacchi

Chairman of the Board

If to the Executive:

Frederick Rowden

(home address)

Sonora, California

11.5.  Assignment.  Neither the Executive, the Executive’s spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive, the Executive’s spouse, or any designated beneficiary; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Employer shall thereupon have no further liability hereunder.

11.6.  Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns.  Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement.  Upon the occurrence of such event, the term “Employer” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

11.7.  Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

11.8.  Partial Invalidity.  If any term, provision, covenant or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

11.9.  Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

11.10.  Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

11.11.  Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

11.12.  No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.13.  Governing Law.  The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the Federal Deposit Insurance Corporation or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

12.  Payment of Benefits Subject to Executive Not Competing with Employer

Notwithstanding anything to the contrary, the benefits payable to Executive pursuant to this Agreement are conditioned upon the Executive not working as an employee, independent contractor or consultant of or for a financial institution located within a 35 mile radius of the head office of Employer for a period of one year after Executive terminates employment with Employer.  In the event Executive breaches such condition, Employer shall immediately terminate any and all remaining payments for benefits due Executive or Executive’s beneficiaries pursuant to this Agreement, and Employer shall have no liability to Executive or Executive’s beneficiaries for any benefits or payments pursuant to this Agreement.  Notwithstanding the foregoing, in the event of a Sale of Business, this paragraph shall be of no force or effect.

13.  Right of the Employer to Pay a Lump Sum.

Unless expressly provided for herein, the Employer shall at its sole discretion have the right to pay in a lump sum the then present value using the long term monthly Applicable Federal Rate at such time of all payments vested and due the Executive or the Executive’s beneficiary pursuant to this Agreement.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first above-written in the City of Cameron Park, California.

Central California Bank	Frederick Rowden
“Employer”	“Executive”

/s/ David Thorton	/s/ Frederick Rowden

David Thornton

Chairman of the Board

Western Sierra Bancorp

/s/ Charles Bacchi
Charles Bacchi
Chairman of the Board

SCHEDULE A

NUMBER OF COMPLETE YEARS OF SERVICE	APPLICABLE PERCENTAGE

1	12.5%

2	25.0%

3	37.5%

4	50.0%

5	62.5%

6	75.0%

7	87.5%

8 or more	100.0%

SCHEDULE B

BENEFICIARY DESIGNATION

TO:	The Administrator of
Central California Bank
Salary Continuation Agreement

Pursuant to the provisions of my Salary Continuation Agreement with Central California Bank permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under said Agreement payable by reason of my death:

NOTE:	To name a trust as beneficiary, please provide the name of the trustee and the exact date of the trust agreement.

In the event the primary beneficiary is not the spouse of the Executive, the spouse of the Executive will need to sign the Spousal Consent below and such signature must be notarized.

Primary Beneficiary:

(named beneficiary)
Name	Address	Relationship

Secondary (Contingent) Beneficiary:

(named secondary beneficiary)
Name	Address	Relationship

THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED. ANY PRIOR DESIGNATION OF PRIMARY BENEFICIARIES AND SECONDARY BENEFICIARIES IS HEREBY REVOKED.

The Administrator shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then the Administrator shall pay all amounts in accordance with the terms of my Salary Continuation Agreement. In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement then and in that event, the remaining unpaid benefit payable according to the terms of my Salary Continuation Agreement shall be payable to the personal representatives of the estate of said beneficiary who survived me but died prior to receiving the total benefit provided by my Salary Continuation Agreement.

Frederick Rowden
“Executive”

Dated:	7/22/02	/s/ Frederick Rowden